Exhibit 10.19

John Barr

Employment Term Sheet Dated May 1, 2012

Parties:	WP Prism Inc., a Delaware Corporation (the “Parent”); Parent’s operating subsidiary Bausch & Lomb incorporated (the “Employer”), a New York corporation; and John Barr (the “Executive”).

Effective Date:	To Be Determined, (the “Effective Date”).

Position:	President, Global Surgical and Executive Vice President, reporting directly to the Chief Executive Officer of the Employer. Executive’s employment with the Employer will be “at-will.” This term sheet, and the documents referenced in this term sheet constitute the entire agreement between Executive and the Company relating to Executive’s employment with the Company. There are no other or further agreements, including oral, written or unwritten understandings, with the Company, its shareholders or its directors altering the agreement contained herein.

Location/Commuting:

Executive’s principal place of employment shall be Aliso Viejo, CA. Employee will obtain a residence in Aliso Viejo within six weeks of the Effective Date. Reasonable commuting expenses from Massachusetts will be paid by the employer. Executive will be responsible for taxes on the imputed income related to the commuting expenses.

If at any time during the employment period, the Employee determines to relocate his permanent residence to Aliso Viejo, CA he will be eligible to participate in the relocation policy of Employer, as such policy is in effect from time to time. The current relocation policy of the Employer is described in Appendix 1 attached hereto.

Base Salary:	$475,000 per year.

Bonus Opportunity:	75% of Base Salary is the target incentive. Actual bonus payment will be pro-rated based on eligible wages earned in 2012 and the achievement of annual performance objectives which shall be established and approved by the Board of Directors of Parent (the “Board”).

Benefits:	Eligible to participate in benefits plans, programs and practices of Employer, including without limitation co-investment opportunities such as those described below, made available to other similarly situated executives of Employer, as such plans, programs and policies may be in effect from time to time. Executive’s rights to participate in benefits, shall be subject to any amendments (including, without limitation, the 401(k) company match provided for therein) that the Compensation Committee deems to be appropriate.

Stock Option Grant:	As part of your offer package, we will recommend to the Compensation Committee of the Board of Directors that you receive an option (the “Option”) to purchase 290,600 shares of common stock of the Parent at an exercise price equal to the Fair Value of a share of Parent common stock on the grant date. Fifty percent (50%) of the Option will be a Time-Based Option and 50% of the Option will be a Performance-Based Option, as each such term is defined in the WP Prism Inc. Management Stock Option Plan (the “Option Plan”), which is attached hereto as Exhibit A. The Option shall be subject to approval of the Compensation Committee and governed by the terms and conditions of the Option Plan and shall be evidence by a stock option grant agreement as provided under the Option Plan, a form of which is attached hereto as Exhibit B.

John Barr

Employment Term Sheet dated May 1, 2012

Operations Leadership Team Action Agenda Incentive Plan (OLTAAIP):

As part of your offer package, we will recommend to the Compensation Committee of the Board of Directors that you receive an Operations Leadership Team Action Agenda Incentive Plan award. The recommended award will be in the form of performance-based stock options. The options will vest on December 31, 2013, based on the Company’s achievement against the Sales and EBITDA goals detailed in the stock option grant agreement.

Your award under this plan is designed to deliver significant value based on achievement of specific company performance goals, and the associated increase in the Fair Value of the Company’s Common stock. Your award is anticipated to be for a minimum of 57,000 options with a strike price at the current fair value of the Company’s Common stock and is subject to Compensation Committee approval.

The information about your OLTAAIP award in this letter has been provided for your convenience, attached hereto as Exhibit C. Your award is subject to the relevant stock option plan documents and shareholder’s agreements which set forth the complete terms and conditions.

Co-Investment Opportunity:	As soon as practicable after the Effective Date, Executive shall have the opportunity to participate in the WP Prism Inc. Management Equity Investment Program (the “Investment Program”), subject to the terms and conditions of the Investment Program (as described in a prospectus provided to Executive, attached hereto as Exhibit D) and evidenced by a subscription agreement (the “Subscription Agreement”) and a shareholder’s agreement (the “Shareholder’s Agreement”), each substantially in the form attached hereto as Exhibit E and Exhibit F, respectively.

Severance:	Executive will be eligible to participate in the Employer’s Corporate Officer Separation Plan for New Hires (the “Separation Plan”), substantially in the form attached hereto as Exhibit G.

Vacation:	Entitled to five weeks vacation annually.

Accepted and Agreed

5-6-12
John Barr	Date

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